For Immediate Release                        November 24, 1998


ARCO BOARD ELECTS THREE VICE PRESIDENTS


LOS ANGELES - The Board of Directors of ARCO elected three

corporate vice presidents.  The three include Dennis Schiffel as

Vice President, Corporate Planning; Beverly Thelander as Vice

President, Communications, Public Affairs, and Investor

Relations; and Stephen G. Suellentrop as Vice President,

Technology and Operations Services.

     Schiffel, 55, who previously served two years as ARCO's Vice

President of Investor Relations, succeeds Donald R. Voelte, who was elected Executive Vice President, in September.  Since first joining ARCO in 1979, Schiffel held a variety of planning and finance positions in London and Hong Kong as well as ARCO offices in the United States.  He earned a bachelors of science degree from Ohio State University, a master of business administration in economics from Indiana University, a master of arts and Ph.D.

in economics from Claremont Graduate School and JD from George

Washington University.

     Thelander, 43, assumed new responsibilities combining ARCO's worldwide Communications, Public Affairs and Investor Relations

after serving as Vice President of Wholesale Marketing,

Distribution and Supply for ARCO Products, the company's refining and marketing division.  She joined ARCO in 1981 and held various financial positions in ARCO Products as well as the company's corporate finance department and transportation unit before

moving into the wholesale marketing position in 1996.  She is a graduate of UCLA where she earned a bachelors degree in economics and a masters degree of business administration in finance.


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VICE PRESIDENTS ELECTED
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     Suellentrop, 46, is responsible for a new function,

headquartered in Plano, Texas, which includes Engineering and

Technology; Environment, Health & Safety; Information Technology;

Procurement, and ARCO Environmental Remediation Ltd.  He was

managing director at ARCO British Limited and ARCO's vice

president for Europe and North Africa before assuming his new position.  He joined ARCO in 1975 and held a number of

engineering and operations positions before moving to the United

Kingdom in 1994.   Suellentrop completed his bachelors of science

and masters of science degrees in petroleum engineering at the

University of Missouri, Rolla.

     ARCO (NYSE: ARC) is a worldwide integrated hydrocarbons

company with operations encompassing all aspects of the oil and gas business: exploration, production, and marketing of crude oil, natural gas and natural gas liquids, and the refining,

marketing and transportation of petroleum products. ARCO has significant operations on the North Slope of Alaska and in the

Gulf of Mexico, the Permian Basin, China, Indonesia, the North

Sea and North Africa.

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